************  CALIFORNIA MONEY MARKET SERIES  ********************

Supplemental Proxy Information
(Unaudited)

A meeting of the Fund's shareholders was held on July 17, 2003. The meeting was held for the following purposes:

(1) To approve the election of ten (10) trustees to the Board of Trustees, as follows:

o David E.A. Carson
o Robert E. La Blanc
o Robert F. Gunia
o Douglas H. McCorkindale
o Stephen P. Munn
o Richard A. Redeker
o Judy A. Rice
o Robin B. Smith
o Stephen Stoneburn
o Clay T. Whitehead


(3) To permit an amendment to the management contract between PI and the Fund.

The results of the proxy solicitation on the preceding matters were:


Matter	Votes For	Votes Against	Votes Withheld	Abstentions

(1)
David E.A. Carson	189,297,400	--	5,240,363	--
Robert E. La Blanc	189,291,074	--	5,246,689	--
Robert F. Gunia	189,423,709	--	5,114,054	--
Douglas H.
McCorkindale	189,297,400	--	5,240,363	--
Stephen P. Munn	189,378,628	--	5,159,135	--
Richard A. Redeker	189,423,709	--	5,114,054	--
Judy A. Rice	189,359,509	--	5,178,254	--
Robin B. Smith	189,359,509	--	5,178,254	--
Stephen Stoneburn	189,359,509	--	5,178,254	--
Clay T. Whitehead	189,359,509	--	5,178,254	--

(3)
Permit an amendment
to the management
contract between PI
and the Company	185,205,581	7,580,178	--	1,752,004


One or more matters in addition to the above referenced proposals were submitted for shareholder approval, and the shareholder meeting relating to those matters was adjourned until August 21, 2003, and a date following the close of the reporting period.